August 7, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:      Amtech Systems, Inc.
             Amended and Restated 1995 Stock Option Plan & 1995 Stock Bonus Plan

Ladies and Gentlemen:

             We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 320,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's Amended and Restated 1995 Stock Option Plan and the 1995 Stock Bonus Plan (the "Plans").

             In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation, as amended, and the Bylaws of the Company.

             Based upon the foregoing, we are of the opinion that:

             1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Arizona.

             2. The Shares, when issued and sold in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

             We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                SQUIRE, SANDERS & DEMPSEY